MANAGERS TRUST II

Amendment No. 18 to Amended and Restated Declaration of Trust

CERTIFICATE AND INSTRUMENT OF AMENDMENT

December 14, 2012

The undersigned, constituting at least a majority of the Trustees of Managers Trust II (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, do hereby amend the Amended and Restated Declaration of Trust of the Trust dated March 19, 1992, as amended from time to time (the “Declaration of Trust”), as follows:

WHEREAS, Article V, Section 5.11 of the Declaration of Trust provides that the Trustees may amend the Declaration of Trust for the purpose of designating and establishing any series or class of shares upon the execution by a majority of the Trustees of an amendment to the Declaration of Trust;

WHEREAS, effective as of November 30, 2012, the Trustees redesignated the Managers Fixed Income Fund as the Managers AMG GW&K Fixed Income Fund;

WHEREAS, Article V, Section 5.11 of the Declaration of Trust provides that, at any time that there are no shares outstanding of any particular series or class previously established and designated, the Trustees may by an instrument executed by a majority of their number abolish that series or class and the establishment and designation thereof;

WHEREAS, there are no shares of Managers AMG Chicago Equity Partners Mid-Cap Fund outstanding; and

WHEREAS, the Trustees desire to abolish Managers AMG Chicago Equity Partners Mid-Cap Fund and its establishment and designation as a series of the Trust;

NOW, THEREFORE, the Declaration of Trust is hereby amended, effective immediately, as follows:

Article V, Section 5.11 of the Declaration of Trust is hereby amended by deleting the first sentence of such Section 5.11 and substituting therefore the following:

“Without limiting the authority of the Trustees set forth in Section 5.1, inter alia, to establish and designate any further series or classes or to modify the rights and preferences of any series or class, each of the following series shall be, and is hereby, established and designated: (1) Managers AMG Chicago Equity Partners Balanced Fund, which shall consist of three classes, Investor Class, Service Class and Institutional Class; (2) Managers AMG GW&K Fixed Income Fund, which shall consist of four classes, Investor Class, Class C, Service Class and Institutional Class; (3) Managers High Yield Fund, which shall consist of two classes, Investor Class and Institutional Class; (4) Managers Intermediate

Duration Government Fund; and (5) Managers Short Duration Government Fund.”

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first set forth above.

/s/ Jack W. Aber	/s/ Bruce B. Bingham
Jack W. Aber	Bruce B. Bingham

/s/ Christine C. Carsman	/s/ William E. Chapman, II
Christine C. Carsman	William E. Chapman, II

/s/ Edward J. Kaier	/s/ Steven J. Paggioli
Edward J. Kaier	Steven J. Paggioli

/s/ Eric Rakowski	/s/ Thomas R. Schneeweis
Eric Rakowski	Thomas R. Schneeweis